Exhibit 10.9

AMENDMENT

dated as of July 26, 2007

GOLDMAN, SACHS & CO. (“BANK”)	And	THE TRIZETTO GROUP, INC. (“COUNTERPARTY”)

have entered into a Transaction evidenced by an equity derivatives confirmation, dated April 11, 2007, reference number SDB1625538374 (the “Confirmation”). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Confirmation.

Counterparty and Bank have noted an error in the amount of Shares designated in the Confirmation as the Maximum Delivery Amount, which had been unintentionally set at a number higher than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction). Counterparty and Bank desire to correct this error, effective as of the Trade Date.

To effectuate the foregoing, the parties hereby amend the Confirmation as set forth in this Amendment (this “Amendment”).

Accordingly, the parties agree as follows:—

1.	Amendment

The Confirmation is amended, effective retroactive to the Trade Date, by replacing the number referred to as the Maximum Delivery Amount in the first sentence under the heading “Limitation on Delivery of Shares” in the Confirmation with the following number: 5,233,811. For the avoidance of doubt, as a result of the foregoing amendment, there shall be deemed to have occurred no Event of Default under the Agreement as a result of any previous incorrectness of the representation contained in the second sentence under the heading “Limitation on Delivery of Shares” in the Confirmation.

Except as provided in this Amendment, all other terms and conditions of the Confirmation remain the same and the Counterparty hereby reaffirms the representations and covenants made therein, subject to the amendment contemplated hereby.

2.	Miscellaneous

(a) Entire Agreement. The Confirmation and this Amendment constitute the entire agreement and understanding of the parties with respect to its subject matter and supersede all oral communication and prior writings with respect thereto.

(b) Amendments. No amendment, modification or waiver in respect of this Amendment will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties.

(c) Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d) Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e) Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(f) Agreement Continuation. The Confirmation, as modified herein, shall continue in full force and effect. All references to the Confirmation in the Confirmation or any document related thereto shall for all purposes constitute references to the Confirmation as amended hereby.

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the date specified in Section 1 above.

GOLDMAN, SACHS & CO.		THE TRIZETTO GROUP, INC.

By:	/s/ David G. Goldenberg	By:	/s/ Jeffrey H. Margolis
Name:	David G. Goldenberg	Name:	Jeffrey H. Margolis
Title:	Vice President	Title:	Chairman and Chief Executive Officer

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